Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

         VNUS MEDICAL TECHNOLOGIES REPORTS FOURTH-QUARTER 2006 RESULTS:
               16% UNIT GROWTH IN DISPOSABLE CATHETERS AND DEVICES
              $13.3 Million Net Revenues, $0.11 Net Loss Per Share

SAN JOSE, Calif.--February 8, 2007 --VNUS(R) Medical Technologies, Inc. (Nasdaq:VNUS), a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, today announced its financial results for the fourth quarter ended December 31, 2006.

Net revenues for the fourth quarter were $13.3 million, after deferring approximately $1.3 million of revenue related to certain RF generator sales, compared with $13.5 million for the fourth quarter of 2005 and with $11.9 million for the third quarter of 2006. The increase in net revenues from the prior quarter was due to higher sales of the ClosurePlus(TM) catheter, the ClosureRFS(TM) family of devices, the U-Clip(TM) device and accessory products in the U.S., partially offset by lower RF generator revenues due to the deferral of revenue on sales of all new RF generators in the fourth quarter of 2006.

VNUS began promoting the features and benefits of its new ClosureFAST(TM) catheter during the third quarter of 2006. However, a software upgrade, which has not yet been released, is required for the VNUS RF generator to function with the new ClosureFAST catheter, which resulted in sales of these RF generators becoming multiple-element arrangements. Presently, the software upgrade is an undelivered element and has no established fair value, requiring the deferral of revenue from the entire sale until the software upgrade is delivered to the customer. VNUS currently plans to deliver the software upgrade near the end of the first quarter of 2007 and the deferred revenue from these sales is expected to be recognized as the software upgrade is installed. The total amount of revenue deferred in 2006 related to the software upgrade is $2.0 million.

Fourth-quarter net loss was $1.6 million, compared with net income of $776,000 for the fourth quarter of 2005 and with a net loss of $2.5 million for the third quarter of 2006. Net loss per share for the fourth quarter was $0.11, compared with fully-diluted earnings per share of $0.05 for the fourth quarter of 2005 and with a net loss per share of $0.17 for the third quarter of 2006. Net loss for the fourth quarter of 2006 included the effect of a non-cash charge for stock-based compensation of $502,000, or $0.03 per share, as calculated according to the provisions of SFAS 123(R). This compared with non-cash charges for stock-based compensation of $204,000, or $0.01 per share, for the corresponding quarter of 2005 and $658,000, or $0.04 per share for the third quarter of 2006. The increase in stock-based compensation compared to the same period in 2005 is primarily due to the adoption of SFAS 123(R).

VNUS' balance sheet at December 31, 2006 included cash, cash equivalents and short-term investments of $67.9 million, approximately $2.0 million less than the third quarter of 2006 due primarily to increased working capital, the fourth quarter operating loss and acquisition of capital equipment primarily related to the production of the new ClosureFAST catheter.

 "Fourth-quarter unit sales of ClosurePlus catheters grew by 10% over the prior year and, including sales of our ClosureRFS family of devices, our endovenous disposables volume grew 16%," said VNUS President and Chief Executive Officer, Brian E. Farley. "Also, we continue to be very pleased by the latest clinical results and the progress we are making with our next-generation Closure(R) product, the ClosureFAST catheter, which is now in use at limited centers in the U.S. as we prepare for the product to be launched later this quarter. In the ClosureFAST clinical trial to-date, we have treated over 250 limbs with three-month follow-up data on over 150 limbs and six-month follow-up data on over 50 limbs with all but one treatment resulting in successful vein occlusion. Physician feedback on the ClosureFAST catheter has been very positive and procedure times have decreased markedly compared to our current ClosurePlus catheter model now in the market. Clinical data from the ClosureFAST clinical study will be reported at the American Venous Forum meeting on February 14 in San Diego."

VNUS also announced today its business outlook for the first-quarter and full-year 2007.

BUSINESS OUTLOOK

VNUS currently estimates that first-quarter 2007 net revenues will range from approximately $15.0 million to $15.8 million, including $2.0 million of deferred RF generator sales that are expected to be recognized in the quarter. Gross margin is expected to range from 66% to 68% in the first quarter. First-quarter operating expenses are expected to increase by approximately $2.5 million from the fourth quarter of 2006, primarily due to sales and marketing expenses related to the expected launch of the ClosureFAST catheter and increased research and development expenses. First-quarter net loss is estimated to range from approximately $2.5 million to $3.0 million, or a loss of $0.16 to $0.20 per share. The estimated net loss for the first quarter includes estimated non-cash stock-based compensation of $630,000 to $660,000, or $0.04 per share. The number of weighted average shares outstanding used to calculate estimated earnings per share for the first quarter is currently expected to range from approximately
15.1 million to 15.2 million.

VNUS estimates that full-year 2007 net revenues will range from approximately $62.0 million to $64.0 million, including $2.0 million of deferred RF generator sales that are expected to be recognized; gross margin is expected to range from 65% to 66%; operating expenses are expected to range from $52.0 million to $54.0 million, including estimated charges for stock-based compensation expenses of $2.4 million to $2.7 million and patent litigation expenses of $2.5 million to $3.0 million. Sales and marketing expenses are expected to increase approximately 18% to 22% compared to 2006, research and development expenses are expected to increase approximately 48% to 52% compared to 2006 and general and administrative expenses are expected to remain approximately flat compared to 2006. Full-year 2007 net loss is expected to range from approximately $8.5 million to $10.0 million, or a loss of $0.54 to $0.65 per share. This outlook assumes approximately 15.4 million to 15.6 million weighted average shares outstanding for the full year.

TODAY'S TELECONFERENCE

VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 3452480.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.

VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

FORWARD-LOOKING STATEMENTS

In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "expects," "estimates," "assumes " and "plans" or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market and regulatory conditions; our ability to complete planned software upgrades during the first quarter of 2007; our ability to launch and manufacture sufficient quantities of the ClosureFAST catheter, and market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2006 and its Annual Report on Form 10-K filed with the SEC on March 14, 2006. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.


CONTACT:
Tim Marcotte
Vice President, Finance and Administration
Chief Financial Officer
(408) 360-7499
ir@vnus.com

                        --FINANCIAL STATEMENTS ATTACHED--

                         VNUS MEDICAL TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (unaudited)

                                                                                  THREE MONTHS ENDED              YEAR ENDED
                                                                                     DECEMBER 31,                DECEMBER 31,
                                                                               ------------------------    ------------------------
                                                                                  2006          2005          2006          2005
                                                                               ----------    ----------    ----------    ----------
Net revenues                                                                   $   13,279    $   13,535    $   51,638    $   49,170
Cost of revenues (1)                                                                4,641         3,521        17,165        12,311
                                                                               ----------    ----------    ----------    ----------
Gross profit                                                                        8,638        10,014        34,473        36,859
                                                                               ----------    ----------    ----------    ----------
Operating Expenses
      Sales and marketing (1)                                                       5,651         5,770        22,265        20,173
      Research and development (1)                                                  2,180         1,128         7,335         3,815
      General and administrative (1)                                                3,367         2,981        15,240         9,025
                                                                               ----------    ----------    ----------    ----------
           Total operating expenses                                                11,198         9,879        44,840        33,013
                                                                               ----------    ----------    ----------    ----------
(Loss) income from operations                                                      (2,560)          135       (10,367)        3,846
Interest and other income                                                             973           575         3,471         1,779
                                                                               ----------    ----------    ----------    ----------
(Loss) income before taxes                                                         (1,587)          710        (6,896)        5,625
Provision for income taxes                                                              -           (66)           13           275
                                                                               ----------    ----------    ----------    ----------
Net (loss) income before cumulative effect of change in accounting principle       (1,587)          776        (6,909)        5,350
      Cumulative effect of change in accounting principle                               -             -           (73)            -
                                                                               ----------    ----------    ----------    ----------
Net (loss) income after cumulative effect of accounting change                 $   (1,587)   $      776    $   (6,836)   $    5,350
                                                                               ==========    ==========    ==========    ==========

Net (loss) income per share
Basic
      (Loss) income per share before cumulative effect of change
       in accounting principle                                                 $    (0.11)   $     0.05    $    (0.46)   $     0.37
      Cumulative effect of change in accounting principle, net of tax                   -             -         (0.01)            -
                                                                               ----------    ----------    ----------    ----------
      Basic net (loss) income per share                                        $    (0.11)   $     0.05    $    (0.45)   $     0.37
                                                                               ==========    ==========    ==========    ==========

Diluted
      (Loss) income per share before cumulative effect of change
       in accounting principle                                                 $    (0.11)   $     0.05    $    (0.46)   $     0.35
      Cumulative effect of change in accounting principle, net of tax                   -             -         (0.01)            -
                                                                               ----------    ----------    ----------    ----------
      Diluted net (loss) income per share                                      $    (0.11)   $     0.05    $    (0.45)   $     0.35
                                                                               ==========    ==========    ==========    ==========

Shares used in computing net (loss) income per share
Basic                                                                              15,112        14,849        15,047        14,652
Diluted                                                                            15,112        15,445        15,047        15,466

(1) Includes the following charges for deferred stock-based compensation:

Cost of revenues                                                               $       44    $       14    $      172    $       65
Sales and marketing                                                                   124            90           850           264
Research and development                                                               85            24           264            68
General and administrative                                                            249            76         1,074           279